UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2005

IMPCO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place
Cerritos, California 90703
(Address of principal executive offices) (Zip Code)

(562) 860-6666
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b) On November 14, 2005, IMPCO Technologies, Inc. (the "Company") announced that it will not file its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2005 (the "Form 10-Q") on a timely basis as a result of the Company's ongoing review of, and restatement to, its 2004 financials and subsequent balance sheets effected thereby. The Company has notified The Nasdaq Stock Market Inc. ("Nasdaq") that, as a result of the Company's failure to file the Form 10-Q on a timely basis, the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires the filing with Nasdaq of all reports required to be filed with the SEC on or before the date they are required to be filed with the SEC.

As disclosed in the Company's Form 8-K filed on November 9, 2005, the Company announced that it will restate its previously filed financial statements for the fiscal year ended December 31, 2004 and will file amended Form 10-Q's for the quarterly periods ended March 31, 2005 and June 30, 2005, reflecting the effect of the fiscal year 2004 restatement on subsequent balance sheets. As a result of the fiscal year 2004 restatement, the Company filed a Form 12b-25 on November 9, 2005 (the "Form 12b-25"), requesting an extension of the prescribed due date to file the Form 10-Q. The Company indicated in the Form 12b-25 that it anticipated filing the Form 10-Q on or before November 14, 2005 (the "Extended Filing Date").

The Company announced today that while the Company's review is nearing completion, it needs additional time to complete the process. Since certain of the restated information will also be included in the Form 10-Q, the Company is unable to complete and file its Form 10-Q by the Extended Filing Date without unreasonable effort and expense. The Company continues to dedicate significant resources to finalizing its review of, and restatement to, its 2004 financials and subsequent balance sheets effected thereby and to the completion of the Form 10-Q.

A copy of the Company's press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1	Description Press release of IMPCO Technologies, Inc. dated November 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: November 14, 2005	By:	/s/ Thomas M. Costales Thomas M. Costales Chief Financial Officer and Treasurer